Exhibit (a)(1)(F)

ICAHN ENTERPRISES L.P. AND ICAHN ENTERPRISES HOLDINGS L.P. ANNOUNCE COMMENCEMENT OF TENDER OFFER FOR UP TO 17,753,322 SHARES OF COMMON STOCK OF CVR ENERGY

SUNNY ISLES BEACH, Fla., December 6, 2024 — Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”), and Icahn Enterprises Holdings L.P. (“IEH”), today announced the commencement of a cash tender offer for up to 17,753,322 shares of CVR Energy, Inc.’s (NYSE: CVI) (“CVR Energy”) common stock, par value $0.01 per share, at a price per share of $18.25, representing a premium of approximately 10.5% to the closing price of $16.52 per share on November 7, 2024, the last full trading day completed prior to the receipt and public disclosure of a letter IEP sent to the CVR Energy Board of Directors (the “Board”) proposing a potential tender offer. IEH is the beneficial owner of approximately 66% of the outstanding shares of CVR Energy common stock and, if the tender offer is fully or over-subscribed, would become the beneficial owner of approximately 84% of the outstanding shares of CVR Energy common stock.

The tender offer is scheduled to expire at one minute after 11:59 P.M., New York City time, on January 6, 2025, unless the offer is extended.

The full terms and condition of the tender offer are discussed in the Offer to Purchase, dated December 6, 2024 (the “Offer to Purchase”), and the associated Letter of Transmittal and other materials relating to the tender offer that are being filed today with the Securities and Exchange Commission (the “SEC”) and are being distributed to CVR Energy’s stockholders.

Stockholders will receive the purchase price in the tender offer in cash, less any applicable tax withholding and without interest, for shares properly tendered and not properly withdrawn prior to the expiration time, subject to the conditions of the tender offer. If more than 17,753,322 shares of CVR Energy common stock are properly tendered, IEH will purchase an aggregate of 17,753,322 shares from the stockholders of CVR Energy on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the expiration time.

The tender offer is not contingent upon obtaining any financing. However, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

In connection with the tender offer, IEP, IEH and certain of its affiliates have entered into a Tender Offer Agreement, pursuant to which IEH has agreed to commence the tender offer on the terms described herein and in the Offer to Purchase, and the Special Committee – Strategic of CVR Energy, which is comprised of independent directors of CVR Energy who are not affiliated with IEP or IEH, acting upon the express delegation of authority by the CVR Energy Board of Directors, has unanimously determined to express no opinion and remain neutral with respect to the Offer.

The Tender Offer Agreement also provides that, upon the consummation of the tender offer, unless approved by (A) the Special Committee – Strategic or (B) an independent and disinterested special committee of the CVR Energy Board of Directors, for so long as (i) IEH or any of its affiliates beneficially own, in the aggregate, in excess of 50% of the outstanding shares of common stock of CVR Energy, (ii) such shares are registered under Section 12 of the Exchange Act and (iii) any such shares are beneficially owned by a stockholder other than IEH or its affiliates, then IEH and its affiliates shall not take any action, directly or indirectly, to cause: (1) the shares of common stock of CVR Energy to cease to be listed on the New York Stock Exchange (“NYSE”); (2) the shares of common stock of CVR Energy to be deregistered under Section 12 of the Exchange Act; (3) CVR Energy to cease filing reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act; or (4) CVR Energy to cease to maintain an audit committee comprising at least two directors who are not affiliated with the Icahn Enterprises and are otherwise “independent” within the meaning of Rule 10A-3 under the Exchange Act and applicable rules and regulations of NYSE; (5) the entry into by IEP or IEH an agreement to effect, or consummate, any transaction to acquire all of the outstanding shares; or (6) the entry into by IEP or IEH an agreement to effect, or consummate, any increase in its beneficial ownership percentage in CVR Energy above 84% of all outstanding shares, other than as a result of (i) a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of Common Stock by CVR Energy or (ii) participation in a securities offering by CVR Energy that is offered to all stockholders of CVR Energy on the same terms.

Neither CVR Energy, the Special Committee - Strategic of its Board, IEP or IEH or their affiliates, the information agent nor the depositary and paying agent, are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and the other offer documents.

D.F. King & Co., Inc. will serve as Information Agent for the tender offer, and Broadridge Corporate Issuer Solutions, LLC will serve as Depositary and Paying Agent for the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., toll free at (866) 207-3626 or via email at CVREnergy@dfking.com, or on the SEC’s website, at www.sec.gov. CVR Energy’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT IEH INTENDS TO DISTRIBUTE TO CVR ENERGY’S STOCKHOLDERS. IEH WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. CVR ENERGY’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.

About CVR Energy

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing businesses as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own approximately 37% of the common units of CVR Partners, LP.

About IEP and IEH

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Icahn Enterprises Holdings L.P. ("IEH") is a Delaware limited partnership. IEP owns a 99% limited partner interest in IEH, and each of IEP and IEH are indirectly controlled by Carl C. Icahn.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed tender offer and the anticipated benefits thereof, and the terms of the related tender offer agreement. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the tender offer or the business of CVR Energy could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer; the expected timing of the completion of the tender offer; the ability of IEP to complete the tender offer considering the various conditions to the tender offer, some of which are outside the party’s control, including those conditions related to regulatory approvals and number of shares tendered; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer may not be timely completed, if at all; that, prior to the completion of the transaction, CVR Energy’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in CVR Energy’s latest Annual Report on Form 10-K and its other filings with the SEC. IEP assumes no obligation and do not intend to update these forward-looking statements.